EDEN ENERGY CORP.

(the “Company”)

200 Burrard Street, Suite 1925

Vancouver, BC V6C 3L6

Phone: (604) 693-0179 Fax: (604) 357-1062

NEWS RELEASE

Eden Energy Corp. Closes Convertible Note and Warrant Financing

VANCOUVER, August 31, 2005 -- Eden Energy Corp. (EDNE) is pleased to announce that effective August 25, 2005, it closed a convertible note and warrant financing with gross proceeds of $9,075,000. The Company issued $9,075,000 of 6% convertible promissory notes that may be converted into shares of common stock on the basis of one share of common stock for every $5 in value of notes for a period of three years from closing. The Company also issued 907,500 warrants exercisable into shares of common stock at an exercise price of $6 per share for a period of three years from closing. Each investor also received an option to make an additional investment of up to 30% of their original investment for 180 days from closing on the same terms.

The Company issued 72,600 brokers’ warrants, issued on the same terms as the investors’ warrants, representing 4% of the aggregate number of shares of common stock under the offering and a cash placement fee of 6% of the gross proceeds of the offering for brokerage services in the transaction.

The proceeds of the financing will be used to further the development of the Company’s projects in Nevada and for working capital.

Eden Energy Corp.

For more information regarding the Company and the Company’s Nevada projects, please contact Donald Sharpe at 1-866-693-1100 or email: info@edenenergycorp.com.